April 26, 2012	ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE, SUITE 3800 MILWAUKEE, WISCONSIN 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com

Wall Street EWM Funds Trust 55 East 52nd Street 23rd Floor New York, NY 10055
Ladies and Gentlemen:

We have acted as counsel for you in connection with the preparation of an amendment to your Registration Statement on Form N-1A relating to the sale by you of an indefinite amount of shares of beneficial interest of Evercore Wealth Management Macro Opportunity Fund (such shares of beneficial interest being hereinafter referred to as the “Shares”), in the manner set forth in the Amended Registration Statement to which reference is made.  In this connection we have examined:  (a) the Amended Registration statement on Form N-1A; (b) your Declaration of Trust and By-Laws, as amended to date; (c) trustee proceedings relative to the authorization for issuance of the Shares; and (d) such other proceedings, document and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the shares of Stock when sold as contemplated in the Amended Registration Statement will be legally issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Form N-1A Registration Statement.  In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

          Very truly yours,

          /s/ Foley & Lardner LLP

          Foley & Lardner LLP